QuickLinks -- Click here to rapidly navigate through this document

Exhibit No. 99

The Allstate Corporation
News Release

FOR IMMEDIATE RELEASE

Contact:
Michael Trevino
(847) 402-5600

Allstate Announces Third Quarter Hurricane Losses
Allstate Pre-announces Third Quarter 2004 Earnings Per Share

        NORTHBROOK, Ill., October 13, 2004—The Allstate Corporation announced today that its catastrophe losses related to Hurricanes Charley, Frances, Ivan and Jeanne, which struck portions of Florida, the southeastern seaboard, and other parts of the United States during the third quarter, are estimated to be approximately $1.06 billion after-tax ($1.64 billion pre-tax) and $1.53 per diluted share after-tax, net of recoveries from the Florida Hurricane Catastrophe Fund (FHCF). This estimate includes losses on personal lines auto and property policies and net losses on commercial policies. Total catastrophe losses for the third quarter are estimated to be approximately $1.11 billion after-tax ($1.71 billion pre-tax) and $1.59 per diluted share after-tax. Estimated third quarter 2004 net income and operating income(1) per diluted share are $0.09 and $0.08, respectively.

        "As of today, more than 205,000 claims have been received from policyholders for damage caused by this unprecedented series of hurricanes. We understand that this is an exceptionally difficult time for residents in Florida, the Southeast and other affected areas of the country. With that in mind, we have sent more than two thousand claims personnel to the region to help our customers restore their lives," said Chairman, President and CEO Edward M. Liddy. "While the insurance environment in Florida has changed considerably since 1992's Hurricane Andrew, the events of this hurricane season will likely result in a new round of examinations of the insurance marketplace in several states. Allstate looks forward to participating in the public discourse."

        The FHCF will reimburse the company's Florida subsidiaries for 90% of their qualifying personal lines property losses in excess of an estimated combined retention of $312 million per storm, up to an estimated maximum total for this season of $991 million. The estimated reimbursement to the company's Florida subsidiaries from the FHCF for qualifying property losses is approximately $172 million. Approximately $819 million of FHCF reimbursement remains available in the event losses from additional hurricanes exceed the retention level of the company's Florida subsidiaries in this hurricane season.

(1)
Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the "Definitions of Non-GAAP Measure" section of this document.

(in millions, except per share data)	Total
Losses before FHCF	$1,807
Recoverable from FHCF	(172)

Net losses, pre-tax	1,635

Net losses, after-tax	1,063

Net losses per share, after-tax	$1.53

        "Excluding catastrophes, favorable underwriting trends continue in our core business. Further details will be available in our third quarter earnings release scheduled for October 20th," said Liddy.

Definitions of Non-GAAP Measure

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following non-GAAP financial measure. Our method of calculating this measure may differ from those used by other companies and therefore comparability may be limited.

        Operating income is income before cumulative effect of change in accounting principle, after-tax, excluding:

  •
  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

  •
  amortization of deferred policy acquisition costs ("DAC") and deferred sales inducements ("DSI"), to the extent that they resulted from the recognition of realized capital gains and losses, and

  •
  (loss) gain on disposition of operations, after-tax.

        Net income is the GAAP measure that is most directly comparable to operating income.

        We use operating income to evaluate our results of operations and as an integral component for incentive compensation. It reveals trends in our insurance and financial services businesses that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations. These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process. Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investment or product attributes (e.g. net investment income and interest credited to contractholder funds) and thereby appropriately reflect trends in product performance. Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

        The following tables reconcile estimated operating income and net income per diluted share for the three months ended September 30, 2004.

Operating income	$0.08
Realized capital gains and losses, after-tax	0.06
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.02)
(Loss) gain on disposition of operations, after-tax	(0.01)

Income before cumulative effect of change in accounting principle, after-tax	0.09
Cumulative effect of change in accounting principle, after-tax	—

Net income (loss)	$0.09

        This press release contains an estimate of The Allstate Corporation's losses resulting from Hurricanes Charley, Frances, Ivan and Jeanne. The estimate is a forward-looking statement based on management's current estimates, assumptions and projections and it is subject to the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statement for a variety of reasons. Most significantly, the reporting and evaluation of these hurricane losses has been complicated by the fact that these storms occurred over a short period of time; that some communities were hit by more than one hurricane; and that property damage resulted from both flooding, which Allstate policies do not cover, and high winds, which Allstate policies typically do cover. In addition, because the extent of damage is particularly difficult to assess in the initial stages of repairing residential property, our loss estimate may not accurately represent the extent of loss and, because of increased demand for services and supplies in the areas affected by the hurricanes, our loss estimate may not accurately reflect the costs of repair. Finally, the loss estimate could be affected by the amount of FHCF reimbursements actually received. We undertake no obligation to publicly correct or update any forward- looking statements.

        The Allstate Corporation (NYSE: ALL) is the parent of the Allstate Group of companies. Insurance companies in the Allstate Group help individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 12,900 exclusive agencies and financial specialists in the U.S. and Canada. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, worksite, financial institutions and broker-dealers.

QuickLinks

Allstate Announces Third Quarter Hurricane Losses Allstate Pre-announces Third Quarter 2004 Earnings Per Share